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                                                                   EXHIBIT 99.2

                           ACTION BY WRITTEN CONSENT
                              OF STOCKHOLDERS OF
                         DISCOVERY LABORATORIES, INC.

  Pursuant to Section 228 of the General Corporation Law of the State of Delaware and the Bylaws of Discovery Laboratories, Inc., a Delaware corporation (the "Company"), the undersigned holders of Common Stock (the "Common Stock"), par value $.001 per share, of the Company, and the undersigned holders of Series A Convertible Preferred Stock (the "Preferred Stock"), par value $.001 per share, of the Company (together with the holders of Common Stock, the "Stockholders"), hereby vote all said shares held of record by them to approve and adopt by written consent without a meeting the following resolutions, and the actions described therein or contemplated thereby:

    WHEREAS, the undersigned Stockholders have reviewed the proposed merger between the Company and Ansan Pharmaceuticals, Inc. ("Ansan"), pursuant to the Agreement and Plan of Reorganization and Merger dated as of July 16, 1997, between the Company and Ansan (the "Merger Agreement"), and as
  described in the Prospectus/Proxy Statement dated         , 1997 relating
  thereto (the "Merger").

    WHEREAS, the undersigned Stockholders consider the Merger to be fair to, and in the best interest of, the Company.

    RESOLVED, that the undersigned Stockholders hereby consent to and approve the Merger.

    RESOLVED, that the Board of Directors and the appropriate officer or officers of the Company be, and each of them hereby is, authorized and directed, in the name and on behalf of the Company, to take any and all such further actions, to execute, issue, verify, acknowledge, certify, file and deliver all such other agreements, documents, certificates and instruments, to incur and pay all such fees and expenses and to engage all such persons as they shall determine to be necessary, appropriate or desirable to consummate the Merger and the transactions contemplated by the Merger Agreement, including, without limitation, the execution and delivery of any amendment, restatement, supplement or modification to any of the foregoing and otherwise to carry out fully the intent and purpose of the foregoing resolutions.

    RESOLVED, that the Board of Directors and the appropriate officer or officers of the Company, notwithstanding this consent and without further action of the Stockholders, may elect, in whole or in part, not to proceed with the Merger if the Board of Directors, in its sole discretion, determines that such action is no longer in the best interests of the Company.

    RESOLVED, that all actions previously taken by any officer or director of the Company in connection with the transactions contemplated by and consistent with each of the foregoing resolutions be, and they hereby are, adopted, ratified, confirmed and approved in all respects as the acts and deeds of the Company.

    This Action by Written Consent may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same Action by Written Consent.

    IN WITNESS WHEREOF, the undersigned Stockholders have executed this Action by Written Consent to be effective as of the date holders of a majority of the shares of outstanding Common Stock and Preferred Stock, taken together as a single class on an as-converted basis for such purpose, have delivered their consents to the Company and the undersigned Stockholders direct that the same Action by Written Consent be filed with the minutes of the proceedings of the stockholders of the Company.

                                          Name of Stockholder _________________
                                          Signature of Stockholder
                                          or Authorized Officer _______________
                                          Title of Authorized Officer _________
                                          Holder of ________ Shares of Common
                                           Stock
                                          Holder of ________ Shares of
                                           Preferred Stock
                                          By: _________________________________
                                          Date: _______________________________